ISSUER FREE WRITING PROSPECTUS
Dated May 14, 2012
Filed Pursuant to Rule 433
Registration No. 333-181368

AMERICAN REALTY CAPITAL TRUST, INC.
FREE WRITING PROSPECTUS

American Realty Capital Trust, Inc. (the “Company”) filed a registration statement on Form S-3 (including a prospectus) with the SEC on May 11, 2012 and the registration statement became effective on May 11, 2012. This communication relates to such offering. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. The base prospectus, dated May 11, 2012, is available on the SEC Web site at

http://sec.gov/Archives/edgar/data/1410997/000114420412028152/v304866_s3asr.htm.

Alternatively, the Company or any dealer participating in the offering will arrange to send you the prospectus and/or supplements thereto if you request them by calling toll-free 1-646-937-6900.

The Company does not believe that the following communication presents an offer as defined in the Securities Act of 1933, as amended. However, the Company is filing the communication in a Free Writing Prospectus as a precautionary matter.

The Company will make a presentation at 1:30 p.m., Pacific Time, at the JMP Securities 11th Annual Research Conference (the “Conference”) in San Francisco, California on May 14, 2012. A copy of the Company’s presentation for the Conference is attached hereto.

May 2012 NASDAQ: “ARCT” NASDAQ: ARCT JMP Securities Research Conference American Realty Capital Trust Monday, May 14, 2012

May 2012 2 The data and other information described in these slides speaks as of the date of the slides or an earlier date indicated . Future performance may not be consistent with past performance, and is subject to change and inherent risks and uncertainties . This presentation contains certain statements that are the Company’s and its management’s hopes, intentions, beliefs, expectations, or projections of the future and might be considered to be forward - looking statements under Federal Securities laws . Prospective investors are cautioned that any such forward - looking statements are not guarantees of future performance, and involve risks and uncertainties . The Company’s actual future results may differ significantly from the matters discussed in these forward - looking statements, and we may not release revisions to these forward - looking statements to reflect changes after we’ve made the statements . Factors and risks that could cause actual results to differ materially from expectations are disclosed from time to time in greater detail in the Company’s filings with the Securities and Exchange Commission (the “SEC”) including, but not limited to, the Company’s Annual Report on Form 10 - K, the Company’s Quarterly Report on Form 10 - Q filed with the SEC, as well as the Company press releases . Introductory Notes

May 2012 3 • Managed over $7 billion of successful real estate programs • Extensive experience with public traded real estate companies • Targeting prudent growth • Low leverage • Large unencumbered asset pool • Financial capacity • Revolver / liquidity Best - In - Class Portfolio • Primary focus on corporate, investment - grade tenants • Well - located, fully occupied “essential” real estate • Large portfolio diversified by tenant, industry, geography ARCT Value Proposition Value Proposition “Durable, defensive dividends” Strong, Flexible Balance Sheet Experienced Senior Management American Realty Capital Trust’s leadership is focused on building a top - quality net lease portfolio supported by a conservative capital structure to maximize shareholder value.

May 2012 4 Portfolio Highlights Overview Portfolio Map Portfolio Overview • Primarily investment grade tenants • Diversified portfolio by tenant, industry and geography • 100% occupancy • Long remaining lease term of 13.3 years • New properties that average 5.3 years of age Note: Data as of May 4, 2012. Number of Properties 485 Total Square Feet 15.6 million Occupancy 100% Avg. Remaining Lease Term 13.3 years % Investment Grade 74.5% Number of Tenants 61 States 43 + Puerto Rico 2012 Annualized Rents $173 million

May 2012 5 Investment Grade Rated Tenant Focus Top 10 Tenants % Annual Rent Credit Rating 16.7% S&P: BBB 10.0% S&P: A 6.6% S&P: BBB+ 4.6% S&P: AA+ 3.5% S&P: BBB - 3.1% S&P: BBB+ (1) 2.7% S&P: BBB + 2.4% S&P: B 2.1% S&P: BB+ 2.1% S&P: A+ 53.8% Top 10 Tenants • Rated 100% • Investment Grade 89% Total Portfolio • Rated 92% • Investment Grade 74% Focus on “Main and Main” and mission critical locations for investment grade tenants ensures stable cash flows. (1) On March 30, 2012 Bridgestone Corp. withdrew their corporate credit rating. At the time of the withdrawal the ratings agency reaffirmed the company’s “BBB+” corporate credit rating with a stable outlook. Note: Data as of May 4, 2012.

May 2012 6 Minimal lease expirations in next 10 years with an average remaining lease term of 13.3 years. % of GAAP Rent Expiring (Annual and Cumulative) Negligible Near - Term Lease Expirations Lease Expiration Schedule 0.0% 0.0% 0.1% 0.0% 0.3% 0.1% 6.5% 4.5% 5.1% 11.3% 27.8% 0.0% 10.0% 20.0% 30.0% 40.0% 50.0% 2012 2013 2014 2015 2016 2017 2018 2019 2020 2021 Cumulative Lease Expirations

May 2012 7 5.6 4.3 6.8 5.3 20.2 0 5 10 15 20 25 Retail Distribution Office ARCT Total Comps Avg. Age (years) Recently Assembled Portfolio 5.3 year average age of ARCT portfolio vs. 20.2 years for peer group (1) (2) Portfolio Age vs. Peer Group Peer (1) Peer group includes: Realty Income Corp., National Retail Properties, Inc., Entertainment Properties Trust, Lexington Realty Trust and CapLease, Inc. Source: SNL (2) Excludes properties, primarily retail bank branches, constructed before 1972.

2012 Earnings Guidance Summary (in 000's except share and per share data)

	Quarter Ended March 31, 2012 (1)			Guidance Range (per share) (2)	
	Exclusive of Forecasted Acquisitions			Inclusive of Forecasted Acquisitions	
	Adjusted	Adjusted Annualized	Adjusted Annualized Per Share (3)	Low	High
Net income (loss) attributable to ARCT	$ 5,601	$ 22,403	**$ 0.141**	**$ 0.144**	**$ 0.174**
Funds from operations					
Add: Non-cash mark-to-market adjustments	(474)	(1,896)	-$ 0.012	$ 0.000	$ 0.000
Add: Depreciation and amortization	25,778	103,112	$ 0.651	$ 0.646	$ 0.646
Funds from operations	$ 30,905	$ 123,619	**$ 0.780**	**$ 0.790**	**$ 0.820**
Adjusted funds from operations					
Add: Acquisition expenses	641	2,564	$ 0.016	$ 0.005	$ 0.005
Add: Amortization of above-market leases	(76)	(304)	-$ 0.002	$ 0.000	$ 0.000
Add: Amortization of deferred financing costs	948	3,792	$ 0.024	$ 0.018	$ 0.018
Less: Straight-line rent	(1,961)	(7,844)	-$ 0.049	-$ 0.049	-$ 0.049
Add: Non-cash compensation	640	2,560	$ 0.016	$ 0.022	$ 0.022
Adjusted funds from operations	$ 31,097	$ 124,387	**$ 0.785**	**$ 0.786**	**$ 0.816**

ARCT
American Realty Capital Trust

(1) Includes adjustments for costs of Listing, Internalization and debt prepayments in addition to adjustments to normalize periodic expenses.
(2) For the twelve-month period commencing April 1, 2012 as provided in the Current Report on Form 8-K issued March 30, 2012.
(3) Based on 158,474,862 adjusted shares outstanding as of May 7, 2012 following the issuer tender offer completed April 4, 2012.

May 2012

8

Capital Strategy

Conservatively managed simple balance sheet:

- Low leverage
- Minimal use of joint ventures
- No OP units issued for properties
- Well covered dividend

Implementation of Capital Strategy	Target Date	Status
• Listing on NASDAQ	3/1/2012	✓
• Shelf eligible	3/1/2012	✓
• Closed $220 million issuer tender offer	3/28/2012	✓
• Funded new $200 million interim term loan	3/29/2012	✓
• Prepaid $161 million of secured mortgage debt	4/17/2012	✓
• Attain investment grade rating	Q2 2012	☐
• Achieve index inclusion	Q2 2012	☐

ARCT is committed to pursuing a conservative capital strategy with a goal of attaining an investment grade credit rating.

ARCT
American Realty Capital Trust

May 2012 9

May 2012 10 Business Plan Overview Certainty of Income • Net leases • Zero operating exposure • 100% occupied • 92% rated tenants • 74% investment grade tenants • 0.5% lease roll - over through 2017 • Fixed rate, long - term debt • Target 60% retail tenants • 74% of leases have contractual rent increases, averaging 1.26% per year Sustainable Distributions • $0.70 per share annualized • Paid monthly • 8% distribution growth since inception • ~ 100% tax - deferral since inception Predictable, Sustainable Cash Flows

American Realty Capital Trust, Inc., a publicly traded Maryland corporation listed on The NASDAQ Global Select Market under the trading symbol “ARCT”, is a leading self-administered real estate company that owns and acquires single tenant free standing commercial real estate properties that are primarily net leased on a long-term basis to investment grade rated and other creditworthy tenants. Additional information about the Company can be found on the Company’s website at www.arctreit.com.

To arrange interviews with executives of American Realty Capital Trust, Inc. please contact Tony DeFazio at 484-532-7783 or tony@defaziocommunications.com.

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